Exhibit 99.1
Global Employment Holdings Refinances $5,744,000 of Convertible Debt
LONE TREE, CO, September 30, 2006
Global Employment Holdings, Inc. (GEYH:OB) announced today that it has purchased $5,744,000 principal amount of its convertible secured notes, along with warrants to purchase 91,904 shares of Global common stock, from a fund controlled by an institutional investor. The purchase price was 87% of principal amount. The notes and warrants purchased by Global will be retired. In addition, 13 of Global’s directors and officers purchased, at the same price, an additional $2,303,000 principal amount of the notes, together with warrants to purchase 36,848 shares. The same institutional investor sold $10,123,000 principal amount (together with the 161,968 warrants purchased with the notes) to existing investors in Global’s convertible notes at the same purchase price of 87% of principal amount. The convertible notes were issued on March 31, 2006.
Global financed the purchase with borrowings under its existing credit facility with Wells Fargo Business Credit.
“We are pleased to have been able to reduce our overall debt level by almost $750,000 just six months following our recapitalization on March 31.” said Howard Brill, Global’s chief executive officer. Charles Gwirtsman, Global’s board chairman, said “we are gratified by the faith so many of our senior managers and directors, as well as our other note holders, showed in Global by purchasing convertible notes.”
Global Employment Holdings is the parent of Global Employment Solutions, Inc., which provides temporary placement, permanent placement and PEO services to its clients. Global currently has offices across the United States including Chicago, Atlanta, Tampa, Philadelphia and New York.
Global Employment Solutions’ corporate office is located at 10375 Park Meadows Dr., Suite 375 Lone Tree, Colorado 80124. Phone: 303-216-9500; FAX: 303-216-9533.
This press release may include “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Forward-looking statements include all statements that do not relate solely to historical or current facts. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; our dependence on certain customers; the risk that we may not be able to retain and attract customers; the availability of and costs associated with potential sources of financing; the loss of key personnel; our inability to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers’ compensation claims experience; collectibility of accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation.